Exhibit 10.1

Consulting Engagement Agreement

This CONSULTING ENGAGEMENT AGREEMENT (the “Agreement”) dated as of April 1, 2026 (the “Effective Date”) is entered into between Jesse Channon (“Channon”) and The Cannabist Company Holdings Inc. (“Cannabist” or the “Company”). Each of the above-referenced parties is sometimes herein referred to individually as a “Party” and, collectively, as the “Parties.”

WHEREAS, Channon desires to resign as an employee of the Company, effective April 1, 2026; and

WHEREAS, the Parties desire that Channon, the current President of Cannabist, continue as a consultant for Cannabist, but that he do so in a non-employee capacity, with approximately one fifth (1/5) of his worktime allocated to Cannabist; and

WHEREAS, the Special Committee of the Board of Directors of Cannabist are anticipated to approve the arrangement and the compensation elements thereof;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises made in this Agreement, the receipt and sufficiency of which are hereby conclusively acknowledged, the Parties, agree as follows:

(1)      RESIGNATION – Channon hereby resigns as an employee effective April 1, 2026, and Cannabist accepts that resignation. The Parties agree that Channon shall continue to be a consultant for Cannabist, but doing so in a non-employee consultant capacity.

(2)      SERVICES – Under this Agreement, Channon will provide Cannabist the consulting services set forth in Exhibit A (the “Services”). All Services will be performed in a professional manner consistent with the level of care, skill, practice, and judgment exercised by other senior professionals performing services of a similar nature under similar circumstances by personnel with requisite skills needed to carry out such work. The Services shall materially conform to any mutually agreed upon specifications or descriptions of Services. In addition to the Services, the Parties agree that Channon, to the extent helpful to the Company, may continue to be an officer of subsidiaries of the Company at the discretion of the Company, during the Term (defined below) of this Agreement.

(3)      COMPENSATION
(3.1)    FEES – Cannabist will pay Channon Ten Thousand Dollars ($10,000) per month for three months within the first fifteen (15) days of each month during the Term (each a “Monthly Fee”), commencing on April 2, 2026.

(3.2)    EXPENSES – The Services should generally be provided without any additional expenses. Channon shall gain pre-approval from the Chief Executive Officer before incurring any expenses that would be passed on to Cannabist. Cannabist agrees to reimburse reasonable, pre-approved expenses incurred in performing the Services (“Expenses”) no later than thirty (30) days following receipt of a request for reimbursement, provided that reimbursement for Expenses may be delayed until such time as Channon has furnished such documentation for authorized expenses as Cannabist may reasonably request.
(3.3)    ACKNOWLEDGEMENT AND RELEASE – Channon specifically acknowledges and agrees that the compensation described in this Section 3 and all other consideration provided through this Agreement exceeds the amount Channon would otherwise be entitled to receive upon his voluntary termination of employment, and that the compensation is in exchange for entering into this Agreement and providing the services contemplated in the Agreement. Channon will not at any time seek additional compensation or consideration in any form, and hereby releases any claims for such, including, without limitation, bonus payments, retention payments or any or all other forms of compensation contemplated in Channon’s employment agreement with the Company or otherwise, from Cannabist except as expressly set forth in this Agreement.

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Consulting Engagement Agreement

(4)      TERM – The term of this Agreement will begin on April 2, 2026, and continue until July 3, 2026 (the “Term”) unless mutually modified and agreed-upon by the Parties.

(5)      TERMINATION
(5.1)    TERMINATION FOR CAUSE – Cannabist may terminate the Agreement by providing written notice of its intention to terminate the Agreement for Cause. Except as otherwise described in this Section (5.1), such termination shall be effective as of the date following the provision of such notice, as determined by Cannabist. “Cause” means Channon: (i) engaging in illegal conduct that was or is materially injurious to Cannabist or its affiliates; (ii) violating a federal or state law or regulation applicable to Cannabist’s business which violation was or is reasonably likely to be injurious to Cannabist, except for any violation of the Controlled Substances Act arising from Cannabist’s cultivation and distribution of marijuana; (iii) material breach of the material terms of this Agreement; (iv) commission of a felony or committing any act of moral turpitude or the misappropriation of material property belonging to Cannabist or its affiliates; (v) engaging in any act that constitutes material misconduct, theft, fraud, embezzlement, misrepresentation, conflict of interest, or breach of fiduciary obligations to Cannabist; (vi) gross negligence or willful failure to follow lawful directions of the Board or the Chief Executive Officer of Cannabist, other than due to illness or incapacity; (vii) unauthorized use or disclosure of proprietary information of Cannabist; (viii) actions or conduct which is detrimental to the business or financial reputation of Cannabist; or (ix) material violation of any material policies of Cannabist; provided that, with respect to subpart (ix), Channon must be provided with written notice of termination for Cause (including an explanation of the basis for Cause) and be provided with a 14-day period following receipt of such notice to cure the event(s) that trigger Cause. The Chief Executive Officer and/or the Special Committee of the Board of Directors of Cannabist shall make the final determination in good faith as to whether Channon has cured the existence of Cause.

(5.2)    TERMINATION WITH NOTICE; OR WITH PAYMENT IN LIEU OF NOTICE – Channon may terminate this Agreement at any time and for any reason, provided that written notice is sent at least fourteen (14) days prior to the effective date of termination. Cannabist may terminate this Agreement at any time and for any reason, provided that written notice is sent at least fourteen (14) days prior to the effective date of termination. Cannabist may, at its absolute discretion, when terminating the Agreement pursuant to this Section (5.2), elect to notify Channon in writing that it is exercising its right to terminate the Agreement with immediate effect and that it will be making a payment to Channon in lieu of notice. Cannabist’s payment in lieu of notice shall be equivalent to one-half of the Monthly Fee.

(6)      INDEPENDENT CONTRACT RELATIONSHIP – Channon’s relationship with Cannabist will be that of an independent contractor, and nothing in this Agreement is intended to, or shall be construed to, create a partnership, agency, joint venture, employment or similar relationship. Channon is solely responsible for all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of Services and receipt of fees under this Agreement.

(7)      CONFIDENTIALITY – Channon understands that all information regarding Cannabist or any of its officers or employees that is made available, furnished or communicated to Channon, or that Channon otherwise learns during the course of work in connection with this Agreement and any advice, information or recommendations that he provides to Cannabist or any of the above individuals is considered to be confidential, sensitive or proprietary information, and Channon agrees that he will not disclose any such information to any third parties, except and only to the extent required by law in the written opinion of outside legal counsel after prompt notice to Cannabist (in which case he will cooperate in any reasonable efforts by Cannabist to obtain confidential or other protective treatment of the information) or as otherwise authorized by Cannabist. This paragraph shall not apply to information that is or becomes publicly available through no fault of Channon. Notwithstanding the foregoing, Channon may retain archival copies of such confidential information, provided that such retained confidential information shall remain subject to the terms of this Agreement.

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Consulting Engagement Agreement

(8)      NO CONFLICT OF INTEREST; MUTUAL ACKNOWLEDGMENTS – During the Term of this Agreement, Channon will not accept work, enter into a contract, or accept an obligation inconsistent or incompatible with his obligations, or the scope of Services to be rendered for Cannabist under this Agreement. For clarity, Channon agrees during the Term of this Agreement not to engage in employment subject to W-2 tax reporting in any capacity related to the cannabis industry. For any work arrangement relating to the cannabis industry other than employment subject to W-2 tax reporting, Channon agrees during the Term of this Agreement to seek the consent of the Company’s Chief Executive Officer in advance of any such work arrangement. Channon acknowledges and reaffirms his obligations under the Non-Solicitation, And Non-Disclosure Agreement, dated November 26, 2019, he previously executed for the benefit of the Company at the beginning of his employment, which Channon acknowledges and agrees remains in full force and effect. However, the Company further acknowledges and agrees that other than as relates to breaches of confidentiality obligations, it shall not enforce any other restrictive covenants relating to Channon’s potential future employment opportunities after the Term of this Agreement.

(9)      GENERAL PROVISIONS

(9.1)    CANNABIST ISSUED COMPUTER EQUIPMENT – All computer equipment issued by Cannabist to Channon during his time employed by the Company, shall be retained by him during the Term of this Agreement.

(9.2)    GOVERNNING LAW – This Agreement will be governed by the laws of the State of New York. In the event of any dispute or controversy between the parties with respect to the matters contemplated in the Agreement, the parties consent to the sole and exclusive jurisdiction of the state and federal courts sitting in the State of New York and waive any defense to the jurisdiction thereof based on lack of jurisdiction, improper venue, forum non conveniens, or otherwise.

(9.3)    SUCESSORS AND ASSIGNS – This Agreement will be binding on and inure to the benefit of the successors and assigns of the respective Parties, including (without limitation) any successor organization to your company.

(9.4)    ENTIRE AGREEMENT – This Agreement contains the entire understanding of the parties with respect to the subject matter contained in the Agreement. All express or implied representations, agreements and understandings with respect to the subject matter of the Agreement, either oral or written, previously made are expressly superseded by this Agreement. This Agreement may be amended or modified only by a written instrument duly executed by both Parties. The parties have executed this Agreement as of the Effective Date.

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Consulting Engagement Agreement
Jesse Channon		THE CANNABIST COMPANY HOLDINGS INC.

By:	/s/ Jesse Channon	By:	/s/ David Hart
Name:	Jesse Channon	Name:	David Hart
Title:	Consultant	Title:	Chief Executive Officer

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Consulting Engagement Agreement

EXHIBIT A

Description of Services

The Services to be provided under this Agreement are as follows:

o	Overseeing Information Technology functions to ensure that operational needs are met

o	Functioning as the Company’s lead representative for wholesale transactions

o	Functioning as a strategic advisor to the senior leadership team

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